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                                                                    EXHIBIT 99.1

                                 NCO GROUP, INC.
                               FIRST QUARTER 2005
                        EARNINGS RELEASE CONFERENCE CALL
                           MAY 3, 2005, 10:00 A.M. ET

Michael Barrist:      Thank you everyone for joining NCO Group's conference call for the first quarter of 2005.

                      Statements in this conference call and in our press release issued yesterday, other than historical facts, are forward-looking statements, as defined under federal securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the Company's earnings press release issued today and in the Company's SEC filings, including its most recent Form 10-K, a copy of which may be obtained from the Company without charge. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

                      Today's call will cover several key topics:

                      First, I will review the operational highlights of the quarter for each of our operating divisions, including new business opportunities, trends in the growth and profitability of each business.

                      After my prepared remarks, Steven Winokur, our Chief Financial Officer, will provide a detailed overview of this quarter's financial results.

                      We will then open up the call for questions.

                      During the first quarter, NCO reported earnings per diluted share of $0.45 compared to $0.43 for the same period last year.

                      NCO is organized into four operating units; ARM North America, Portfolio Management, CRM, and ARM International.

                      During the quarter, we continued to benefit from our business strategy of operating several different business units within multiple geographies with the ARM North America and ARM International business units operating as expected, and our Portfolio Management and CRM business units operating above expectations. I will now take a moment to review each of our divisions in detail.

                      During the quarter ARM North America continued to focus on the careful balancing of its human resources here and offshore and the expansion of technological resources in order to maximize business opportunities and their net contribution to NCOs earnings. This strategy has been executed against the backdrop of what we believe is a business environment that continues to be challenging to both revenues and margins. Clients continue to exert normal pricing pressures including wanting to share the savings we enjoy through the use of offshore labor. Additionally, clients are requiring additional reporting and enhanced security, both physical security and security for their data.

                      With that said, during the quarter we continued to capitalize on our "best in class" brand recognition and we have been successful in gaining incremental business opportunities from several of our existing clients as well as acquiring several new clients. These opportunities will help us to meet our objectives for this division in 2005. More importantly, several of the opportunities are a result of client concerns over some of our competitors that cannot offer the service levels or the degree of financial stability that NCO provides.

                      During the quarter, ARM North America started the implementation of the recently renewed Department of Education contract. This will require incremental up-front investments of labor above and beyond what was expended in prior contracts with the Department of Education. These are expected to further improve our operational performance and the resulting financial rewards of this contract. In addition, it is anticipated that this investment will enhance our position with the upcoming IRS opportunity that I will discuss in a few moments.


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                      During 2004 and into the first quarter of 2005, we
                      continued to devote resources to positioning NCO to participate in the upcoming RFP process for the IRS pilot test program expected to start later this year. We received the RFI from the IRS last week and will be working throughout the Month of May to respond. It is important to note that this current RFI is not for the full implementation of the program. It is for a test before the full program begins.

                      Throughout 2004 and into 2005 we have been reviewing our approach to the sales process. We continue to believe that we need to have a strong sales force dedicated to the larger opportunities that span all of the services NCO can provide across a diverse set of industries. ARM's greatest source of business opportunity continues to come from our existing client base. The ARM focuses on operating performance and client relationships to expand the scope and breadth of services it offers to such clients.

                      During the quarter our enterprise sales team gained some traction in developing new client relationships. In 2004 we began a new process that brings high-end national sales professionals into the operational sales process that has historically been the cornerstone of these types of service businesses. We firmly believe that this new process will yield us the best result over the next several quarters as new client wins continue to grow.

                      We also believe that smaller and medium sized clients are best served by a sales team dedicated purely to their respective industries in order to bring a more focused level of expertise to this part of our client base. Accordingly, we have taken this industry specific component of our sales force and have them reporting directly through the operating units they serve.

                      During the quarter labor cost in this division, which shows the cost of an average employee in the company over time, increased slightly from last quarter.

                      During the quarter our efficiency of labor, which shows the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, increased from last quarter, which would be expected due to the seasonal transition from the fourth to first quarter.

                      Revenue per CTE, or calculated time equivalent, which
                      shows a correlation of the amount of staff required to run our business over time and revenue, increased compared to last quarter as would be expected due to seasonality. It was approximately $6,025, $6,424, and $6,775 per month in January, February and March, respectively.
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                      As I previously discussed, our operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality - cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.

                      We also continue to use our size to leverage our vendor relationships to insure that we maintain the most effective cost structure in the industry.

                      The benefits of this ongoing process of aggressively managing expenses continue to be partially offset by ongoing weakness in the US dollar against the Canadian dollar.

                      These initiatives, in conjunction with foreign labor initiatives that I will discuss in a moment, allow us to more effectively deal with the pressures of clients pushing for improved collection performance levels, while also aggressively pursuing incremental client opportunities from those clients. Growth from existing clients combined with new client wins give us the business opportunities we need to fulfill our growth and profitability expectations.

                      During the quarter, we continued to deploy our foreign labor strategy. As we have discussed, offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

                      The NCO Network allows our clients to access labor in Canada, India, the Philippines, Barbados, Panama and Antigua via one contract and one point of contact.
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                      During the quarter, we continued to expand the collection
                      of domestic bad debt contingency accounts in India, Barbados, and Antigua as well as in Canada and we launched our first program in the Philippines. We assess the effects of these markets on an ongoing basis and expect to continue to accelerate the movement of labor offshore as an effective strategy that will continue to yield a more cost effective payroll structure for NCO as we move into the future.

                      At the close of the quarter, we had available approximately 1,747 employees in Canada, 518 employees in India, 170 employees in Barbados, 40 employees in the Philippines, and 32 employees in Antigua, to deliver service to US ARM clients. To date we have not deployed any administrative seats in those countries, but expect to do so in the near future so that we can utilize our foreign seats on 24-hour basis.

                      We intend to increase our seats in India to 750, our seats in Barbados to 400, and our seats in Antigua to 200 by mid 2005.

                      While providing cost effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that has been underway for many years.

                      During the first quarter of 2005, we have seen meaningful M&A opportunities in the ARM space. We will review each of these opportunities as they become available.

                      Since the introduction of the predictive dialing system, companies engaged in call center operations have leveraged technology to reduce the amount of labor required to service our clients. While this is an ongoing evolution, during the latter part of 2004 we began a multi-departmental project that will review all of NCO's current operational technology as well as new and developing technologies in the marketplace. Over time this will ensure that we are properly leveraging all available technologies in order to reduce labor requirements, improve profitability and ultimately enhance our competitive advantage in our market.

                      During the quarter, we further deployed the outbound IVR technology that we are utilizing to effect the collection of lower yield and higher volume accounts without significant human participation. This technology combined with more targeted collection efforts based on customer segmentation offers clients to benefit from our leadership position in the industry. We expect to continue to offer these and other advanced collection strategies during the upcoming quarters.
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                      During May of 2005 we will complete the final settlement
                      of our long-term collection contract with resolution of the final contract period. It is currently anticipated that this settlement will result in a payment to the client of approximately $4.0 million, which is fully accrued as of March 31, 2005. During 2003, 2004 and the first quarter of 2005 we have recognized revenue in excess of our base contingent fee in the amount of $14.9 million. The amount we have recognized has been less than anticipated in recent quarters due to operational changes effectuated by this client that has limited our ability gain additional collections by litigating accounts. We will provide an additional update on this contract after the May 2005 settlement date.

                      During the quarter, ARM International's operations were in line with expectations. Several new business opportunities in conjunction with the resolution of several client related delays in placements due to non-NCO issues resulted in revenue increases towards the end of the first quarter and we currently expect this division to operate on plan for the second quarter with operating margins that are substantially improved.

                      During the first quarter we continued to review several international acquisition opportunities with a focus on potentially expanding our presence in the UK as well as establishing a presence in the Australasian market.

                      During the quarter, Portfolio Management exceeded its operating objectives in collections, revenue and profit, however was behind its objectives in portfolio purchases.

                      Strong collections in newer portfolios, coupled with improvements in the collections on several older and impaired portfolios resulted in higher revenue, lower than expected impairments, and stronger than expected profits.

                      This trend is expected to continue into 2005. However,
                      some of the positive effects may be somewhat dampened by the more volatile nature of the new accounting methods required for the portfolio business effective January 1, 2005. Steven Winokur will explain this new method in detail later in the call.
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                      During the first quarter, our average tenure of collectors for the purchased portfolio segment was 1.9 years and our average collections per collector were $24,079 per month. Although average collections per collector for the quarter decreased from the fourth quarter, the average for March 2005 was $27,496. The overall decrease in the average collections per collector was primarily due to a substantial increase in collectors from December to January required to handle the large portfolio acquisition we made during the latter part of 2004.

                      Excess funds in the market continued to create pricing pressure during the first quarter. Our purchases in the quarter totaled approximately $8.5 million. We are not overly concerned about our purchase results in the first quarter given our expenditures in the latter part of 2004 and several large opportunities we are currently pursuing.

                      As we move further into 2005, will continue to evaluate all buying opportunities and focus substantial efforts on leveraging the NCO service relationships to source new deals in the commercial arena and in the private pay sector of Healthcare where the markets are less developed and there is less competition.

                      During the quarter, the percentage of Portfolio Management's revenue to collections continued to improve, although it remains below historical levels as our older portfolios continue to transition to a greater percentage of collections allocated to amortization of purchase price and a lower percentage of revenue recognition.

                      During the quarter Portfolio Management incurred $290,000 of allowances on portfolios as required under SOP 03-3 which we implemented on January 1, 2005. Steven Winokur will be discussing the impact of SOP 03-3 in detail during his financial update.

                      During the quarter, Portfolio Management continued to experience better than expected performance on several larger, financed portfolios. Because of the profit sharing relationship we have with our lender, this better than expected performance shows up in increased revenues, but also as increased interest expense associated with lender participation during the quarter.


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                      During the fourth quarter of 2004 we resolved the first of two remaining Creditrust securitizations that did not have sufficient collections to pay off the underlying bonds. These securitizations did not historically affect our earnings. We are currently working with the lenders on the other remaining Creditrust securitization and we currently anticipate they will undergo a similar process during 2005. Please note that both of these transactions were nonrecourse to the Company.

                      Over the past year and a half we spent considerable time and resources re-evaluating our client base and market opportunities, to ensure that our business plan moving forward is properly aligned with our clients' needs so that we can maximize our growth and profitability and consequently return more value to our shareholders.

                      One of the first critical steps in accomplishing this objective was the formation of our CRM segment through the acquisition of RMH Teleservices, Inc.

                      The combination of NCO and RMH creates one of the largest and most robust service platforms in the BPO market.

                      Since the time of acquisition, we have spent considerable resources transitioning RMH to the NCO operating model.

                      During the first quarter of 2005 our CRM division operated above expectation and was accretive to our earnings.

                      During the fourth quarter, we saw meaningful results from our CRM business development efforts. During the first quarter we began the implementation of several new material pieces of business that should offset the remaining scheduled telecom transitions in this divisions revenue stream. These new opportunities include a large wireless client, a student loan processor and a large retailer. Additionally this division has had meaningful success in obtaining incremental business opportunities from existing CRM customers.
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                      More importantly, with these sales and several other high
                      probability opportunities, this division should see reasonable growth in 2005 and beyond.

                      Additionally in the first quarter we began the first CRM opportunity for one of ARM North America's largest clients. To date this engagement is progressing ahead of plan and the client is extremely pleased with our performance.

                      During the quarter, this division had approximately 4,520 employees in Canada, 765 employees in the Philippines, 90 employees in Panama and 25 employees in Barbados to deliver service to US CRM clients.

                      With the integration of RMH complete, NCO's CRM division is expected to contribute to our earnings growth for 2005 and beyond.

                      During the quarter we continued to improve our balance sheet through strong collections of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt.

                      This focus during the quarter resulted in a repayment of debt on our senior credit facility during the quarter of approximately $11.25 million, while still being able to internally fund the cash required to initiate the new client opportunities within our CRM division and the purchase commitments of Portfolio Management. Additionally at the end of the quarter we had $41.5 million of cash.

                      In previous quarterly calls, we informed investors that we had substantially completed a financial systems review that would result in a re-engineering of some of our financial areas, and that that we had selected SAP as our core financial and enterprise resource planning application. Additionally, we informed investors that a substantial portion of the up-front implementation and planning process will take place during 2004. I am pleased to report that in early January we began the transition to SAP with a successful conversion of our core financial systems and payroll for our US operations. Further deployment of SAP will take place during the remainder of 2005 and beyond. The first quarter of 2005 represents the first quarter of financial results that have been derived from the SAP system.
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                      It is important to note that in addition to the analytical benefits we will derive from this endeavor, we truly believe this will create a competitive advantage in how we will interact with our clients in the future. The deployment of SAP over time will result in substantial improvements in our ability to manage our business and change how we interface with, and report to, our clients. It will also add to NCO's ability to move forward as a leading provider of BPO services.

                       During the first quarter of 2005, the Company completed
                      all required work required to date under section 404 of Sarbanes-Oxley relative to our control environment and the changes we have made as result of the implementation of SAP.

                      As we move through 2005 we continue to focus on careful execution of our business plan in order to generate consistent growth in both revenue and earnings. With that said for 2005 we continue to anticipate earnings for 2005 in the range of $1.70 to $1.80 per share.

                      I'll now turn the call over to Steven Winokur for a financial review of the quarter.

Steven Winokur:       Thanks Michael....

                      Revenue for the first quarter of 2005 was $260.3 million.

                      This represents an increase of $59.1 million or 29.4% over the first quarter of last year and an increase of $23.1 million or 9.7% from last quarter.

                      CRM represented $47.6 million of the increase over the first quarter of last year. Excluding the effects of CRM, revenue increased $11.5 million, or 5.7%, over the first quarter of last year.

                      As previously discussed, last quarter included a reduction in revenue of $2.7 million due to a correction of one of our revenue recognition policies.

                      Breaking down the revenue components:

                      ARM North America produced $198.4 million this quarter compared to $191.0 million last year and $176.8 million last quarter. This represents a 3.9% increase over the first quarter of last year and an increase of 12.2% from last quarter.

                      The increase over last quarter reflects the expected seasonal increase in collections and the reduction in revenue of $2.7 million in the fourth quarter due to a correction of one of our revenue recognition policies.

                      ARM North America included revenue of $16.5 million for services performed for Portfolio Management during the first quarter of this year compared to $15.0 million last year and $15.4 million last quarter.

                      In comparing the first quarter of this year to the first quarter of last year we have to take into effect the timing of revenue recognized from the long-term collection contract with one of our clients.

                      This year in the first quarter, we earned $2.2 million of post-settlement bonuses and recoveries compared to $1.6 million in the first quarter of 2004.

                      The revenues earned from these bonuses and recoveries are in addition to the regular fees earned as a result of the collection activities.

                      Portfolio Management produced $27.8 million of revenue this quarter, compared to $21.6 million for the same quarter last year and $26.0 million last quarter. This represents a 28.7% increase over the same quarter last year and a 7.1% increase over last quarter.

                      Collections on purchased portfolios during the first quarter were $44.7 million compared to $43.5 million for the same quarter last year and $45.4 million last quarter.

                      Collections this quarter did include $1.9 million in sales of portfolios. As a base for comparison, there were no portfolio sales during the first quarter of last year and $2.8 million of sales last quarter. The additional cash collected as a result of these sales slightly increased revenue this quarter with the bulk of the proceeds going to amortize the original purchase price of the portfolios.


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                      Portfolio collections, including collections from sales of portfolios, are allocated between revenue and amortization of the purchase price. During the first quarter of 2005, 61% of collections were recognized as revenue. The remaining 39% went to amortize the carrying value of the acquired portfolios.

                      For the same period last year, 50% of collections went towards revenue, and for last quarter 64% of collections went towards revenue.

                      The increase in the percentage of collections recognized as revenue was primarily attributable to better than expected collections on some of the older portfolios.

                      On January 1, 2005, we adopted the AICPA Statement of Position SOP 03-3 - Accounting for Certain Loans or Debt Securities Acquired in a Transfer, also known as SOP 03-3, which provides new guidance on accounting for purchased portfolios of delinquent debt.

                      SOP 03-3 changes how revenue can be accrued, the timing of when revenue is recognized and what happens if there is a deviation from expectations. While the accounting can get very complex, we will walk through each of the major issues and how they impact NCO.

                      SOP 03-3 recognizes revenue in a similar fashion to the prior guidance in that revenue is recognized based on the expected internal rate of return, or IRR, over the life of the portfolio.

                      The difference occurs when there are deviations from expectations. Under the prior guidance, if there was a deviation from expectations in the current period or if the future expectations were changed for any reason, the IRR was adjusted up or down accordingly and the new IRR, was used prospectively over the remaining life of the portfolio.

                      With the new method of accounting, if current results are better than expected or expectations of future collections increase, the IRR is raised prospectively as it was under the old method. In other words, the positive benefits are recognized over the remaining life of the portfolio by raising the IRR. This now resets the bar for the IRR going forward.
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                      If expectations of future collections are reduced, the
                      investment is reduced to the point where the new expected cash flows will produce the same IRR as originally projected. The difference becomes a bad debt allowance in the current period. This will be discussed again with regards to expenses for the quarter.

                      Essentially, any positive changes are recognized over the remaining life of the portfolio and any negative changes, including the present value of any future impact, are recognized in the current period.

                      Over time, all methods result in the same amount of net operating income because all these changes are merely timing differences. However, because of the differences in accounting for increases and decreases in both collection results and future expectations there may be increased volatility in the results of the portfolios.

                      The ARM International segment represented $3.1 million of revenue compared to $3.7 million last year and $3.1 million last quarter. This represents a 17.4% decrease from the same period last year and no change from last quarter.

                      ARM International included revenue of $73,000 from services performed for Portfolio Management during the first quarter of this year compared to $116,000 last year and $86,000 last quarter.

                      Moving on to expenses:

                      On an overall basis, payroll and related expenses as a percentage of revenue increased to 49.1% as compared to 45.2% last year and decreased compared to 52.2% last quarter.

                      The increase in payroll and related expenses as a percentage of revenue over last year was primarily attributable to the CRM division, which was created with the acquisition of RMH on April 2, 2004.

                      In the CRM division, payroll and related expenses represent a higher proportion of the expense structure compared to our ARM business. Accordingly, the CRM business raises our overall payroll and related expense as a percentage of revenue.

                      Excluding the CRM division, payroll and related expenses decreased as a percentage of revenue from the same period last year. The decrease this quarter as compared to both last year and last quarter was due to continued diligence in monitoring staffing levels while maintaining productivity through the use of advanced technologies and traditional workforce management.

                      Selling, general and administrative expenses decreased as a percentage of revenue from 38.1% for the first quarter of last year, to 35.7% for the current quarter, but increased from 33.3% last quarter.

                      Again, the decrease from last year was partially attributable to the CRM division's expense structure.

                      The increase from last quarter was primarily attributable to the resolution of several outstanding matters during the fourth quarter of 2004 that lowered selling general and administrative expenses. These included the settlement of two client contracts, the negotiation of a settlement of an outstanding claim with a vendor, and the resolution of certain matters with other clients. The net result of these matters was a decrease in selling, general and administrative expenses of $3.0 million in the fourth quarter of 2004.

                      Since the Company adopted SOP 03-3, the Company will no longer incur impairment charges on any existing portfolios that were not already impaired and we do not expect any additional impairment charges on any pre-existing impaired portfolios to be material.

                      As discussed before, under SOP 03-3, the Company records a bad debt allowance for any downward adjustments to current results or to collections expected in the future in order to maintain the original IRR. Each quarter the allowance is adjusted up or down depending on revised expectations. During the first quarter of 2005, the Company recorded an allowance of $328,000.

                      The effective tax rate for the first quarter of 2005 was 37.6% compared to 41.4% for the same period last year and 35.9% last quarter.

                      In the first quarter of 2004, we booked a settlement with the FTC and the expected client reimbursement of that settlement. The settlement with the FTC was not tax-deductible, but due to uncertainties surrounding the exact nature of the settlement agreement, we were unable to assert at that time that the reimbursement would not be taxable. In the fourth quarter of 2004, we determined that our client's reimbursement of the FTC settlement was not taxable income to NCO. Accordingly, the first quarter of last year had a higher tax rate due to the settlement, the reversal of which resulted in a lower tax rate in the fourth quarter.

                      Net income for the first quarter of 2005 was $15.3 million, or $0.45 per share, on a diluted basis, as compared to net income for the first quarter of 2004 of $12.0 million, or $0.43 per share and net income of $12.2 million or $0.36 per share last quarter.

                      Last quarter, the one-time correction in accounting for the ARM contingency fee revenue decreased net income $947,000, or $0.03 per share.

                      Lastly, some notes on financial condition:

                      At March 31, 2005, the Company had $41.5 million of cash and equivalents.

                      During the quarter, Portfolio Management acquired $8.5 million of new portfolios, with a face value of $169.1 million.

                      Capital expenditures in the first quarter were $8.7 million or 3.4% of revenue for the quarter.

                      During the quarter, our accounts receivable days outstanding were at 43 days. This compares to 44 days outstanding for the first quarter of last year and 45 days last quarter.

                      Cash flows from operations for the quarter were approximately $40 million.

                      I would now like to walk you through our financing activity this quarter:

                      During the quarter, NCO made overall loan repayments of $11.3 million against our revolving credit facility.

                      At quarter end, NCO had a total of $51.3 million outstanding on our term loan and $45.4 million currently available on the revolver.

                      Portfolio Management had a separate non-recourse financing arrangement with Cargill Financial Services for larger portfolio purchases.

                      During the quarter we entered into a different agreement with Cargill for one of our portfolio purchases. Under this new agreement, the purchase was acquired through a joint venture between NCO and Cargill.

                      In this case, and if this form is used in the future, the cash flows from the JV are based on the mix of partner loans and equity contributions to the joint venture. The equity share of the new agreement replaces the residual cash flows, which were categorized as interest expense under the old agreement. NCO will consolidate the JV and record a minority interest for Cargill's equity ownership.

                      One portfolio for $4.2 million was acquired through the JV during the first quarter. NCO contributed $839,000, or 20% of the purchase price and has a 65% ownership interest in the JV.

                      During the quarter we made $8.6 million of repayments of debt under the original Cargill agreement. As of March 31, 2005, the total amount outstanding under the original Cargill facility was $37.1 million, including the market value of Cargill's residual interests.

                      Now, I'll turn things back to Michael.

Michael Barrist:      Thank you Steven. Operator, can we now open up the floor
                      for questions.

Operator:             At this time I would like to remind everyone, if you would like to ask a question press star then the number 1 on your telephone keypad.

                      We'll pause for just a moment to compile the Q&A roster...

                      The first question comes from Thatcher Thompson.

Thatcher Thompson:    Good morning guys.

Michael Barrist:      Hey Thatcher.

Thatcher Thompson:    Michael, can you discuss the IRS opportunity, how long the kind of test phase will be and when they anticipate doing something larger?

Michael Barrist:      I don't know that we have definitive information on that
                      right now.

                      Basically there's a very defined process. This opportunity continues to come under attack. In fact, I heard last week, I haven't seen the details yet, that one of the other senators that introduced some legislation to inhibit their ability to outsource, but it's not expected to be passed.

                      But basically they have said that they are going to do this test phase and our guess is that that will last six months to a year. But we do not have definitive data on how long that will be.

                      I've said all along that we see this as one of the greatest opportunities of our business, but we're approaching it very, very cautiously and not getting ahead of ourselves here because these things take a long time to develop.

Thatcher Thompson:    Okay.

                      You guys are in a very different, much lower debt situation than you were when you originally made the Cargill agreement. You seem almost more than capable of financing these purchases on your own.

                      Why still have a partnership where you share the profits with them?

Michael Barrist:      Well, first of all, that partnership has a specific amount of time left on it. But I would tell you that while the terms of that deal may change, as they should given market conditions and time, Cargill has been an awesome partner, and we've had a very, very high degree of success with them at buying portfolios, and they've brought a lot to the table.

                      So I agree with you, time changes, needs change, economics need to change. But, we will continue to work with them to develop whether our partnership goes forward.

                      And, we're inclined, if the economics are correct, to take that forward because it's been a very, very fruitful partnership for us on the opportunity side.

Thatcher Thompson:    How much of the interest paid in 2004 - and this
                      may be too obscure of a question - was interest paid to Cargill through this relationship?

Steven Winokur:       I don't have that readily available, but let me see if we
                      can find it quickly.

Michael Barrist:      We'll find that while you keep asking questions.

Thatcher Thompson:    Nope, that'll do it. Thanks.

Michael Barrist:      Oh, okay.

Thatcher Thompson:    I'll follow up afterwards.

Michael Barrist:      If we have the answer during the call, we'll provide it.

Thatcher Thompson:    Okay, thanks.

Operator:             Your next question comes from David Scharf.

David Scharf:         Good morning.

Michael Barrist:      Hi Dave.

David Scharf:         A few things. You know, Michael, you had commented early
                      on in the call that your larger clients are requiring, you know, additional security and reporting requirements.

                      You know, in general, are you finding that the margin outlook on the core third-party business is, you know, sort of stabilized at the current level? Do you think there is any more operating leverage?

                      Or should we kind of think of low teens EBITDA margins as a normal steady-state rate for the service side of the business?

Michael Barrist:      I mean, I think that it's clear based on the stagnant pace of the economy and the changing business environment that to think in this business there's a 20% EBITDA business would be inappropriate.

                      But I'm not willing to throw in the towel, that we shouldn't be able to get to a more respectable level. And a lot of these things we've been working on.

                      Granted there's a lot of push me, pull me in the background as different things happen. But our focus has been to get more science into this business, cut out some labor, get the foreign labor, get the better technology, and blend that together with the better pricing we need to get the clients because they want to share in that.

                      So I think you're partially correct, that certainly we need to look at this realistically as the margins are going to be tighter than they were three to five years ago. But I'm not willing to throw in the towel and say that it's a low teen margin business. I think we can do better than that and our goals for the near term are better than that.

                      So there's a lot of stuff underway here to try and improve that.

David Scharf:         Okay.

                      And some of the new security and reporting requirements, are these natural evolutions or should I interpret that really over the last 12 months there's been a sea change in terms of what clients are demanding.

Michael Barrist:      I think if you call Sarbanes-Oxley a natural evolution or
                      revolution or I'll be careful what I say. The clients are going through the same struggles we are, which is we had to implement Sarbanes-Oxley. We had to apply a lot of things that quite frankly were good for this business.

                      And like many public companies, we've had to add a lot of bureaucracy that we don't have a choice, we have to do it, but one would argue are not good for the business, both in margins and the ability to react quickly to clients' needs and compete with private companies that don't have to do it.

                      The clients have gone through the same transition, and what's happening in the last six months or so is the clients are coming out of the woodwork saying we've done a security evaluation of our risk in the collection space and we think, let's give you a good example, we want cameras everywhere in the building on our people, or we want walls around our people, and the things that they just need to do to meet their internal requirements and accordingly we have to do them and our competitors have to do them.

                      So we continue to work on it. We had to get a SAS 70 review from our auditor. There are all types of incremental expenses and incremental processes that are being layered on by the clients.

                      And it's the world we live in. We have no choice, we have to deal with it, and we're dealing with it the best we can. I can't tell you the clients are thrilled about it ether, because in a lot of cases with these reorganizations, it's coming out of IT or security or internal audit.

                      And again, it's not adding to our profitability and it's certainly not adding to their profitability and it's not doing anything to help run the business.

                      Now in the case of security, unlike our Sarbox expenses, all of our competitors have to bear that cost as well. It's something everybody's required to do.

David Scharf:         Sure.

                      Following up, a question on the guidance, which is unchanged for the year. Q1 is obviously the seasonally strongest. The high end of your range would imply an average quarterly earnings per share of 45 cents.

Michael Barrist:      That's based on new opportunities, some of the stuff
                      that's on the plate already for our CRM division as well as Portfolio Management.

                      So, while we've not given quarterly guidance, and that's been a decision we've made, we do have an internal budget we run to, and the guidance is based on how we believe that budget will roll.

                      And as I said earlier in the call, while the ARM business, while certainly we'd like to have larger growth rates and historical margins, that business continues to substantially outperform the large companies that we're aware of in the space.

                      But the CRM business has had a flurry of great opportunity in front of it. Now certainly some of that opportunity goes to run in place to replace the telecom stuff but there's opportunity there to take that to a next level.

                      And that's a big part of our growth plan this year as well, which is good news, that that has become fruitful for us and that it's going to be what we thought it was, which is the next natural evolution for us in customer relationship or just the whole customer-centric thing we're doing of dealing with every aspect of a customer.

David Scharf:         Okay.

                      On the CRM side, Michael, I know MCI is not a disclosable level client for NCO as a whole, but it certainly was for RMH given its what now looks like final acquisition by Verizon.

                      Is there a contract term or - in place with MCI that you can discuss?

Michael Barrist:      We cannot discuss that right now. I mean, as we've said on prior calls, there is a transition plan for some of that business to go away and we continue to work with our clients. All of the people that we had in the telecom space, the wire-based historical telecom space, are in transitions and there's some of that left to go away.

                      But again, there is stuff sold here and running that offsets everything we know about that's going away and then some. And more importantly, we continue to add brand names in the wireless space, and quite frankly the newest thing of retail, which six months ago we were not a retail player and now we have two opportunities sold and more on the way.

                      We're in a difficult spot in that we have agreements with clients on what we will and will not do, what we will and will not talk about.

                      But the important thing is that there's stuff here and sold and in production and training that is going to get us through that transition, and more importantly, get us to the next level.

David Scharf:         Okay.

                      And last question, just switching back to the collection side. You know, anecdotally, is there any evidence, are you seeing any pressure on placement volumes being pressured in the sense that there's such competitiveness out there for purchase paper that perhaps credit granters are just seeing too many attractive bids and therefore they're more likely to sell than to outsource?

Michael Barrist:      We've seen that, and it's interesting, we've seen some
                      pressure on placement volumes but just on throughput of the clients.

                      For example, we have a client that we just got a market share increase in but our net amount of business we get is down slightly. And that's because of the underwriting and things that happen further down the pipe, credit policy-wise, that their delinquency can go up but their volume can be down because of things in the marketing side of the business.

                      There are always clients analyzing that. One of our large clients, we have one segment of the portfolio they said they might want to sell, they kind of threw that on the table.

                      But we haven't seen a broad-based transition. I know the folks that are in the portfolio including us probably would like some of that because we would love to lock down some arrangements and what not. But the reality is we haven't seen it yet.

                      Now there is, I will call it rumor or thought on the Street that pricing is kind of peaked out. That may change some clients' view. And we'll watch it real closely.

                      And quite frankly, we're as good or better positioned with large clients as anyone else in the space, and in some cases better positioned. If we have a piece of business and if we have 100 collectors or 50 collectors working a clients' portfolio in a particular segment, if they decide to sell that fact that we have the bodies and the seats and know the paper inside and out, we theoretically can outbid everybody and hit a targeted IRR.

                      So we'll deal with those transitions as they happen. As this is a business where things change by the minute, so we're kind of used to that rapid change mode and getting our way through it.

                      But again, to answer your question directly, we have not seen any broad movement towards that.

David Scharf:         Thank you.

Operator:             Your next question comes from Stephen Weber.

Stephen Weber:        Good morning.

                      A couple of questions, number one, on the tax rate you were at 37.6% or 37.5% in the first quarter. I think back earlier, you had talked about 38% to 39% for the full year. Have you changed your thinking on that?

Steven Winokur:       It's more a matter of continuing to investigate all the
                      different opportunities.

                      Right now where we are for this quarter is where we would expect to be for the year. But like I said, some of the states are pushing new revenue sources shall we say and challenging different tactics that have been used by every big company across the country.

                      Right now we're looking at a pretty good tax rate, but we'll continuously re-evaluate it.

Stephen Weber:        Okay.

                      And just on the non-traditional contract, so you're going to true up later - I guess later this month. Does that mean it goes away in the second half of the year, or?

Michael Barrist:      It will go away in the near term because there's some
                      hurdles you have to overcome before you get incremental bonus as well as what we call penalty recoupment.

                      So yes, in the near term it goes away, but once the hurdles are overcome, then we maintain a revenue stream in perpetuity with the client.

Stephen Weber:        And that's under the old contract, not the continuing
                      business?

Steven Winokur:       Yes.  And also understand that under the old contract,
                      all of the discussions of the bonus and the penalty, that's all in addition to the regular base rates.

Stephen Weber:        Right.

Steven Winokur:       So yeah, we continue to do collections for them and we
                      continue to get paid our normal base fee.

Michael Barrist:      What goes away in the short term and then we get in
                      perpetuity is the incremental revenue, not the base rate.
                      The base rate continues to get paid.

Stephen Weber:        Okay.

                      When you say the short term, is that this quarter or is that the rest of the year.

Steven Winokur:       Don't know that yet till we know the final settlement
                      numbers.

Stephen Weber:        Okay.

                      And then lastly, you talked about significant M&A opportunities in the ARM space and then you have talked historically about BPO, et cetera. Are you highly interested in spreading your wings in the ARM space or would you want to go other directions?

Michael Barrist:      Well, the reason I mentioned the ARM opportunity is
                      because we've gotten a lot of questions regarding some rumor on the Street that larger companies are thinking about doing something.

                      You know, our view on the ARM space is to the extent we can buy something right and cost effectively and leverage the infrastructure that we've built and more importantly the infrastructure we've had to expand pretty dramatically because of Sarbox, we would certainly explore that, taking into consideration the fact that we gain incremental market share from these clients through natural evolution.

                      But we wouldn't say no to an ARM opportunity if it were the right opportunity and priced right. It just has different dynamics to us than an alternate BPO or CRM opportunity where we're trying to build a new business franchise that we're not currently in. We would look at it as just kind of add-on acquisition if the economics work.

Stephen Weber:        Thank you very much.

Man:                  Sure.

Operator:             Your next question comes from Joe Chumbler.

Scott Nelson:         Good morning.  This is actually Scott Nelson.

                      Michael, could you just provide a little bit more detail on the placement trends in the ARM business. Have you noticed a pickup or are they stabilized?

Michael Barrist:      They've been fairly stable. As I've said, we've had some
                      clients that have had downturns. Because it's interesting, they tell us delinquency's up but volume's down, which we think is indicative of a general tightening in underwriting over the last few years, or a more cautious underwriting process.

                      In general placements for the division have been strong just because of market position, best in class, and the first quarter tends to be seasonally strong anyway. So we've not seen any dramatic trends there.

                      We do watch it cautiously. Certainly we'd like to see placement volumes go up when collections get more difficult, but again, we have some other factors at play here with the underwriting and other things that go into this.

Scott Nelson:         Okay.

                      I think you talked about pricing being still competitive in the portfolio management division. What about deal flow? Is it - have you seen any large deals come along as the year progresses?

Michael Barrist:      Actually what we've been seeing is mostly large deals
                      right now. We have not seen a lot of small deals. We have not been as successful in the small deals. It's pricing is still worthwhile for us and it's good pricing, but it is at the higher end of the range of what we view as acceptable.

                      So we are seeing a lot of big deals coming through, and that's what a lot of our efforts have gone into. And you saw in the fourth quarter, we popped a very big opportunity, which has been very fruitful for us with a $27 million buy. So hopefully we'll see a few more of those in the upcoming quarters as we continue to focus on that.

                      And we keep looking at the small deals, but the volume's not been as high as we would like to see it.

Scott Nelson:         Okay.

                      And on the same level, on healthcare debt, how competitive is it relative to credit card paper and when do you see some pull out of healthcare debt becoming meaningful to, you know, the purchasing community?

Michael Barrist:      Right.

                      Well, first of all, historically the healthcare business we have bought has all been small balance, high volume, which has been extremely profitable for the most part, primarily because it turns so fast.

                      So it's good business, it's minimal risk, and they've been small to mid-sized deals, private pay patients.

                      The challenge has been for us is getting a hospital client to crack and basically let us buy their business. We have not done that yet. Some of our competitors have, and there have been some regulatory hurdles to come through, although one of our competitors said they have that problem resolved.

                      And we're looking at that very carefully to understand whether a hospital can or cannot sell paper given some of the Medicare regulations.

                      But we believe that that will be an upcoming opportunity, and I think there are two factors. One is that debt purchases in general will go for new avenues to spend some cash, so they're going to start waving larger amounts under these hospitals' noses.

                      And the second piece is just sheer economics of what's going on in the healthcare space that they're going to have to face up to the fact they need an alternate means to generate cash in the door.

                      Additionally, don't underestimate the international opportunities once we crack that code, that there are some good opportunities internationally that we are looking at and we think that that will be a meaningful part of what we do in the future, and the commercial and small business opportunities.

Scott Nelson:         Great. A follow-up question for Steve. Any update on
                      expected cost of share-based compensation when that's adopted later this year?

Steven Winokur:       It's January 1 of next year now.

Scott Nelson:         Okay. Thank you guys.

Steven Winokur:       That date was moved.

Scott Nelson:         Okay, great.

Operator:             Your next question comes from Bill Sutherland.

Bill Sutherland:      Good morning everybody.

                      I just noticed in the segment detail the mix of margins for US ARM, the noticeable decline in direct cost as a percent of revenue. Of course it's been offset with the SG&A and the use of indirect support.

                      Is that kind of going to be the status quo do you think for the business?

                      Assuming I did the math right.

Steven Winokur:       Let's see. I have my analysis. Do you have another
                      question while ...

Bill Sutherland:      Yeah, sure.

                      Was there a material FX impact from Canada in the quarter?

Steven Winokur:       You know, quarter over quarter there is not.

Bill Sutherland:      Okay.

Michael Barrist:      Compared to the first quarter of last year...

Bill Sutherland:      Okay.

Michael Barrist:      ...there is, but not quarter over quarter.

Bill Sutherland:      Okay.

Steven Winokur:       Bill, can you kind of rephrase your question so I can...

Bill Sutherland:      Well, it's simply looking at the percentage margin,
                      Steven, on payroll or direct costs in the US ARM and it would - in my model it's at 45.4% for the first quarter, and - which is down. It used to be hovering around 49% up through last year. And then of course we've seen the creeping up in the SG&A for US ARM as you've used the lawyer networks, et cetera.

                      And I'm just wondering if that's kind of a mix that we're kind of be - that we'll be working with now for the foreseeable future.

Steven Winokur:       I mean, I think it's the mix for right now, but as part of our process of trying to figure out what is the most efficient way to run this business, we are blending people, technology, subcontractors. We're basically taking a supply chain view of everything we do in the business, internal resources, external resources, and analyzing the whole thing.

                      So, it is possible that that will continue to morph over time to hopefully yield a better result at the bottom for the company.

Bill Sutherland:      Yeah. I mean, it seems like if you could tweak that SG&A
                      number down a bit, that's some leverage.

Steven Winokur:       Well, you're absolutely right, you get leverage two ways
                      with that.

                      Number one, you get it from just the growth in our business, but also as Michael was saying, is we continue to find ways to use new technology and frankly find new technologies.

                      First you wind up with the move from payroll into SG&A and so you use less payroll, more cost of technology. And then the next logical step is, as you grow the use of that technology it becomes cheaper.

                      Plus, keep in mind, Bill, that one of the benefits of using subcontractors is a variable line in the cost structure.

Bill Sutherland:      Right.

Steven Winokur:       And another thing that we're looking at is, we know for a
                      fact that we're in a business that has trouble getting us short-term visibility. The economy changes, clients change.

                      I think we do a better job than anyone else in this space managing through that, but when you look at the end result of you have a business that's not growing as fast as we'd like it and not producing the margins that we'd like it to have.

Bill Sutherland:      Mm-hm.

Steven Winokur:       We have to keep focusing on how do you harness that
                      volatility and do what you can with it to make it less obstructive to your earnings stream.

                      And you've seen some of that already. What I would say to you is that near term I think those ratios are probably right, but they could change tomorrow if somebody comes up with a better way.

                      And there are lots of processes underway here to keep looking at this stuff and fine-tune it.

Bill Sutherland:      The CRM business where you're obviously starting to get
                      some good new business opportunities, could you give us a sense, I know you don't want to detail this, but the degree to which you've had to replace wire line customer business say since you - since Q2 when you first started to report his.

                      Like back then, what, you know, roughly what proportion of revenue was that business? And that might help us understand kind of a - the new business trend a bit better.

Michael Barrist:      Bill, I don't have that in front of me, and I want to
                      think a little about that because as you know, we have as a policy, and believe me, I've heard all the arguments why we should and shouldn't do this.

                      We're very, very cautious about using the client names in and out because a lot of our competitors run around say I got this deal, I got that deal, I got this deal, I got that deal, and the downside of that is every time something bad happens you got to announce that too.

                      I want to think about that a little bit and we'll give some consideration to that in the Q.

Bill Sutherland:      Okay.

Michael Barrist:      So we'll kind of just expand a little upon the dollar
                      volume that's walked out and what's been sold coming in.

Bill Sutherland:      Mm-hm.

Michael Barrist:      I want to think about that a little bit before I...

Bill Sutherland:      Okay, no problem.

                      And then you referenced on the foreign labor front, Michael, you said where you thought India, Barbados, and Antigua would be. Was that year-end in terms of headcount?

Michael Barrist:      Actually the India process is by year end, but Barbados, I mean, that has been a very big opportunity for us, both in the ARM space as well as CRM. So we are actually building out more space there now, and that will continue to grow.

                      So most of it by mid-year, but all of it by year-end.

Bill Sutherland:      Okay. Real good guys. Thanks.

Operator:             The next question comes from Chris Semple.

Chris Semple:         Hi guys.

                      Could you comment on your targeted or optimal cash balance and liquid availability levels going forward?

                      And just a follow up on that, you paid down $11.3 million in debt last quarter. Is that something that we should assume going forward or is that as a more political rate until the debt is fully paid off or is it more of a quarter-by-quarter basis.

Steven Winokur:       I would hate to lock into a specific number because it
                      depends on capital requirements during the quarter, but...

Chris Semple:         Right.

Steven Winokur:       ...if you look back over the last year and a half or so,
                      we've been making pretty substantial debt repayments each quarter. So that's the best I can do for that.

                      If you look back, we filed the agreements. We do have a minimum of $6.25 million each quarter that needs to be repaid, so we will continue to do that.

                      And keep in mind also that if you look back over the last few quarters, our cash balance is higher at the end of this quarter because of some requirements that we had in early second quarter.

                      But that is something else, optimum cash balance, we don't need typically $40 million sitting on the balance sheet.

                      It was also slightly lower than normal at the year-end because we knew we were transitioning to SAP and we wanted to basically take care of everything that we could take care of to roll it over with less payables, so we had paid down some payables.

                      We prepaid all of the critical vendors to allow a window that, if something happened in the first weeks, then we wouldn't be shut off by anybody.

Chris Semple:         So mid-30s is more applicable you think?

Steven Winokur:       Probably.

Chris Semple:         Okay.

                      And also with CAPEX, you guys, I think you were around 3% to 4% of revenue last quarter. Is that something I should assume going forward?

Steven Winokur:       I believe that's what we've said for the whole year.
                      We're pretty much in that range right now.

Chris Semple:         Okay, great. Thank you.

Steven Winokur:       That includes some of the new technologies as well as SAP.

Michael Barrist:      Right. Also, the good news in that is that while
                      historically we've been a little below our guidance is we're in a phase right now where we're buying some stuff to spin up new client contracts. So, there's lot of things to get upset about when you look at money expenditures, but that piece of it is a good problem to have.

Chris Semple:         Absolutely. Okay, great. Thank you.

Operator:             At this time there are no further questions.

Michael Barrist:      Great. Thank you, and thank everyone for joining us today.
                      As always if you have further questions or comments, please feel free to call myself, Steven Winokur or Brian
                      Callahan.

Operator:             This concludes today's conference. You may now disconnect.


                                       END